Exhibit 10.6
P3 HEALTH GROUP, LLC

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated Effective as of April 27, 2026

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

Schedules

Schedule 1	-	Schedule of Former P3 Members
Schedule 2	-	Schedule of Company Members
Schedule 3.03(b)	-	Schedule of Transferred Units
Schedule 3.03(c)	-	Schedule of Time Vesting Units

Exhibits

Exhibit A	-	Form of Joinder Agreement
Exhibit B-1	-	Form of Agreement and Consent of Spouse
Exhibit B-2	-	Form of Spouse’s Confirmation of Separate Property
Exhibit C	-	Policy Regarding Certain Equity Issuances

P3 HEALTH GROUP, LLC

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of P3 Health Group, LLC a Delaware limited liability company (the “Company”), dated effective as of April 27, 2026 (the “Effective Date”), is entered into by and among the Company, P3 Health Partners Inc., a Delaware corporation (the “Corporation”), as the sole managing member of the Company, and each of the other Members (as defined herein).
RECITALS
WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;
WHEREAS, the Company (f/k/a FAC Merger Sub LLC) is a limited liability company organized under the laws of the State of Delaware pursuant to and in accordance with the Delaware Act by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on May 20, 2021;
WHEREAS, the Corporation entered into a Limited Liability Company Agreement of the Company effective as of May 20, 2021 (the “Original LLC Agreement”);
WHEREAS, on May 25, 2021, the Company, the Corporation and P3 Health Group Holdings, LLC (“P3”), entered into that certain Merger Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”) pursuant to which, among other things, (i) at the Effective Time, P3 merged with and into the Company (the “Merger”), with the Company surviving such Merger, and (ii) as of the Effective Time, (A) the Corporation received newly issued Common Units and Warrants from the Company pursuant to the Merger and the Warrant Agreement and (B) the unitholders of P3 (the “Former P3 Members”) received Common Units of the Company as set forth in the Payment Spreadsheet (as defined in the Transaction Agreement) pursuant to the Merger as part of the consideration for their previously held membership units held at P3 (the “P3 Units”);
WHEREAS, in connection with the foregoing matters, but immediately prior to the admittance of the other Members as members of the Company pursuant to the Merger, the Corporation amended and restated the Original LLC Agreement in its entirety as of the Effective Time to reflect, among other things, (a) the consummation of the transactions contemplated by the Transaction Agreement and (b) the other rights and obligations of the Members, the Company, the Manager and the Corporation, in each case, as provided and agreed upon in the terms of such Amended and Restated Limited Liability Company Agreement dated as of December 3, 2021 (the “A&R LLC Agreement”);
WHEREAS, pursuant to that certain Debt Exchange Agreement dated as of April 27, 2026, by and among the Company, the Corporation, and VBC Growth SPV, LLC, VBC Growth

SPV 2, LLC, VBC Growth SPV 3, LLC, VBC Growth SPV 4, LLC, and VBC Growth SPV 5, LLC, each of which is a Delaware limited liability company, approximately $252,479,967 of outstanding promissory notes issued by the Company, including principal, accrued interest, and back-end fees, were exchanged for Series A 13.5% Cumulative Preferred Stock, Series B 17.5% Cumulative Preferred Stock, and Series C 19.5% Cumulative Preferred Stock of the Corporation (such exchange, the “Debt Exchange”), which was intended for U.S. federal income tax purposes to be treated as provided in section 1.1032-3 of the Treasury Regulations;
WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of April 27, 2026, by and among the Corporation and the Purchasers (as defined in such agreement), the Corporation sold and issued Series D 19.5% Cumulative Preferred Stock of the Corporation (together with the Series A 13.5% Cumulative Preferred Stock, Series B 17.5% Cumulative Preferred Stock, and Series C 19.5% Cumulative Preferred Stock issued in the Debt Exchange, the “Preferred Stock,” and such sale and issuance, the “Series D Issuance”);
WHEREAS, in connection with the Debt Exchange and the Series D Issuance and in accordance with requirements under Section 3.04(a) of the A&R LLC Agreement, the Company and the Members desire to amend and restate the A&R LLC Agreement in its entirety to provide for the issuance of Preferred Units to the Corporation that correspond to the Preferred Stock as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the A&R LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect as expressly contemplated herein; and
WHEREAS, the Company and the Members desire to continue the Company without dissolution.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the A&R LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:
ARTICLE I.
DEFINITIONS
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“A&R LLC Agreement” has the meaning set forth in the Recitals.
“Additional Member” has the meaning set forth in Section 12.02.
“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:
1.reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

2.increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).
“Admission Date” has the meaning set forth in Section 10.06.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement or otherwise). For the avoidance of doubt, with respect to each Member other than the Corporation, (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of Units may be made only to beneficiaries who are such Member, his or her spouse, lineal descendants (whether natural or adopted), siblings, parents, or spouse’s parents; (b) a charitable remainder trust, the income of which shall be paid to such Member during his or her life, or (c) such Member’s spouse, lineal descendants (whether natural or adopted), siblings, parents or spouse’s parents, shall be an Affiliate for purposes hereof; provided, that “Affiliate” as used in Article X of this Agreement shall not include the foregoing sub-clause (c).
“Agreement” has the meaning set forth in the Preamble.
“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.
“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, less prior losses of the Company allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, to the extent such prior losses are available to reduce such income and have not previously been taken into account in the calculation of Assumed Tax Liability for any prior period, in each case, as determined by the Manager and, for the avoidance of doubt, taking into account any Code Section 704(c) allocations (including “reverse” Section 704(c) allocation) over (ii) the cumulative Distributions made to such Member after the Effective Time pursuant to Sections 4.01(a)(ii) and 4.01(b); provided that, in the case of the Corporation, such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code.
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming

Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.
“Blocker Agreement” means that certain Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight Acquisition Corp., FAC-A Merger Sub Corp., FAC-B Merger Sub Corp., CPF P3 Blocker-A, LLC, CPF P3 Blocker-B, LLC, CPF P3 Splitter, LLC, Chicago Pacific Founders Fund-A, L.P. and Chicago Pacific Founders Fund-B, L.P.
“Blocker Mergers” has the meaning set forth in the Blocker Agreement.
“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) through (g) and (m) and 1.704-1(b)(2)(iv)(s).
“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.
“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.
“Capital Contribution” means, with respect to any Member, the amount of any Cash and Cash Equivalents or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III.
“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.
“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.
“Certificate of Designation” means a certificate of designation adopted by the Corporation evidencing the issuance of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations with respect thereto.
“Change of Control” means the occurrence of any of the following events:
1.any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities of the Corporation representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Corporation;
2.the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company);
3.there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the Voting Securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
4.the Corporation ceases to be the sole Manager of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class V Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
“Change of Control Date” has the meaning set forth in Section 10.09(a).
“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.
“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporation.
“Class V Common Stock” means the shares of Class V common stock, par value $0.0001 per share, of the Corporation.
“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Common Unit” means a Unit designated as a “Common Unit” on the Schedule of Members and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the VWAP for the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock during such period.
“Common Unitholder” means a Member who is the registered holder of Common Units.
“Company” has the meaning set forth in the Preamble.
“Competitor” means any Person who is engaged, or after December 3, 2021, engages, in the business of providing or the arranging for the provision of health care services and items and related support, administrative, management or ancillary services, directly or indirectly through Subsidiaries, affiliated providers or contractors.
“Confidential Information” has the meaning set forth in Section 15.02(a).
“Consolidation Mergers” has the meaning specified in the Blocker Agreement.
“Corporate Board” means the board of directors of the Corporation.
“Corporation” has the meaning set forth in the Recitals to this Agreement, together with its successors and assigns.
“Corporation Transaction Costs” means all unpaid expenses of (or to be paid by) the Corporation incurred prior to and through the date of the A&R LLC Agreement in connection with (a) the negotiation, preparation and execution of the Transaction Agreement, the Blocker Agreement and the other agreements and documents contemplated thereby (including this Agreement), (b) the furtherance of the consummation of the transactions contemplated by the Transaction Agreement, the Blocker Agreement and such other agreements and documents (including due diligence), (c) the Corporation’s initial public offering (including any deferred underwriting fees), and (d) the Corporation’s pursuit of a business combination with P3.
“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class V Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.
“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.
“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.

“Debt Exchange” has the meaning set forth in the Recitals.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.
“Direct Exchange” has the meaning set forth in Section 11.03(a).
“Discount” has the meaning set forth in Section 6.06.
“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.
“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any applicable Credit Agreements (and without otherwise violating any applicable provisions of any applicable Credit Agreements) and applicable Law.
“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization or any exchange of securities of the Company, in each case, that does not result in the distribution of cash or property (other than securities of the Company) to Members, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.
“Distribution Tax Rate” means a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Taxable Year applicable to a corporate or individual taxpayer (whichever is higher) resident in, or whose principal place of business is located in, the City of New York, taking into account the character of the relevant items of income or gain (e.g., ordinary or capital) and the estimated deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), in each case, as reasonably determined by the Manager (it being understood and agreed that the same Distribution Tax Rate shall be applied for each Member).
“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” has the meaning ascribed to the term “P3 Effective Time” as set forth in the Transaction Agreement.

“EIN” has the meaning set forth in Section 3.03(b).
“Election Notice” has the meaning set forth in Section 11.01(b).
“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, in each case, now or hereafter adopted by the Corporation, including the Corporation’s 2021 Incentive Award Plan.
“Equity Securities” means, with respect to any Person, (a) limited liability company or other equity interests in such Person or any Subsidiary of such Person, (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests in such Person or any Subsidiary of such Person, and (c) warrants, options or other rights to purchase or otherwise acquire any equity interests in such Person or any Subsidiary of such Person.
“Escrow Agreement” means that certain Escrow Agreement entered into as of December 3, 2021, by and among P3 Health Group Holdings LLC, the Corporation, the Company, Hudson Vegas Investment SPV, LLC, Mary Tolan, Sherif Abdou and PNC Bank, N.A. (the “Escrow Agent”).
“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Exchange Election Notice” has the meaning set forth in Section 11.03(b).
“Excluded Instruments” has the meaning set forth in Section 3.04(c).
“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“Former P3 Members” has the meaning set forth in the Recitals.
“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, county, municipal, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body (public or private), authority, board, body, bureau, commission, court, department, entity, instrumentality, organization (including any public international organization such as the United Nations) or tribunal exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government on behalf of (a), (b) or (c) of this definition.
“Indemnified Person” has the meaning set forth in Section 7.04(a).
“Internal Revenue Service” means the U.S. Internal Revenue Service.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Law” means all laws, statutes, acts, constitutions, treaties, principles of common law, codes, ordinances, rules and regulations of any Governmental Entity.
“Liquidator” has the meaning set forth in Section 14.02.
“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.
“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).
“Manager” has the meaning set forth in Section 6.01.
“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Merger” has the meaning set forth in the Recitals.
“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).
“Net Loss” means, with respect to a Taxable Year, the excess if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03).
“Net Profit” means, with respect to a Taxable Year, the excess if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03).
“Non-Foreign Person Certificate” has the meaning set forth in Section 11.06(a).
“Officer” has the meaning set forth in Section 6.01(b).
“Original LLC Agreement” has the meaning set forth in the Recitals.
“Other Agreements” has the meaning set forth in Section 10.04.
“Partnership Representative” has the meaning set forth in Section 9.03(a).
“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class at such time by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.
“Permitted Transfer” has the meaning set forth in Section 10.02.
“Permitted Transferee” has the meaning set forth in Section 10.02.
“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
“PIK Dividend” means the payment of dividends on Preferred Stock by the Corporation issuing additional shares of Preferred Stock in accordance with the applicable Certificate of Designation.
“Pre-Closing Tax Period” has the meaning set forth in Section 9.03(b).
“Preferred Return” means, with respect to: (a) each Series A Preferred Unit, the mathematical equivalent of interest accruing daily at a per annum rate of thirteen and one-half percent (13.5%) compounded annually on the Stated Value of such Series A Preferred Unit; (b) each Series B Preferred Unit, the mathematical equivalent of interest accruing daily at a per annum rate of seventeen and one-half percent (17.5%) compounded annually on the Stated Value of such Series B Preferred Unit; (c) each Series C Preferred Unit, the mathematical equivalent of interest accruing daily at a per annum rate of nineteen and one-half percent (19.5%) compounded annually on the Stated Value of such Series C Preferred Unit; and (d) each Series D Preferred Unit, the mathematical equivalent of interest accruing daily at a per annum rate of nineteen and one-half percent (19.5%) compounded annually on the Stated Value of such Series D Preferred Unit. The Preferred Return shall accrue on the Stated Value of such Preferred Unit from, and including, the Issue Date (as defined in the applicable Certificate of Designation) of the corresponding share of Preferred Stock issued by the Corporation. The Preferred Return for each Preferred Unit shall be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial periods, the Preferred Return will be pro-rated. The foregoing definition of Preferred Return is intended to match the cumulative dividend rights with respect to the Preferred Stock issued by the Corporation as set forth in the applicable Certificate of Designation and shall be interpreted consistently therewith.
“Preferred Stock” has the meaning set forth in the Recitals.
“Preferred Units” means Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and Series D Preferred Units. Each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, and Series D Preferred Unit shall correspond to a share of Series A 13.5% Cumulative Preferred Stock, Series B 17.5% Cumulative Preferred Stock, Series C 19.5% Cumulative Preferred Stock, and Series D 19.5% Cumulative Preferred Stock, respectively, of the Corporation.
“Preferred Unit Value” means, with respect to any Preferred Unit at any time of determination, the sum of (a) the Preferred Return accrued with respect to such Preferred Unit and (b) the Stated Value of such Preferred Unit.
“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.
“Profits” means items of income and gain of the Company determined according to Section 5.01(b).
“Pubco Offer” has the meaning set forth in Section 10.09(b).
“P3” has the meaning set forth in the Recitals.
“P3 Units” has the meaning set forth in the Recitals.
“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).
“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units multiplied by (b) the Common Unit Redemption Price.
“Redeeming Member” has the meaning set forth in Section 11.01(a).
“Redemption” has the meaning set forth in Section 11.01(a).
“Redemption Date” has the meaning set forth in Section 11.01(a).
“Redemption Notice” has the meaning set forth in Section 11.01(a).
“Redemption Right” has the meaning set forth in Section 11.01(a).
“Registration Rights Agreement” means that certain Amended and Restated Registration Rights and Lock-up Agreement, dated as of December 3, 2021, by and among the Corporation, certain of the Members as of the date hereof and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as amended from time to time.
“Retraction Notice” has the meaning set forth in Section 11.01(c).
“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Revised Partnership Audit Provisions shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Schedule of Members” has the meaning set forth in Section 3.01(b).
“Schedule 3.03(b)” has the meaning set forth in Section 3.03(b).
“Schedule 3.03(c)” has the meaning set forth in Section 3.03(c).
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
“Series A Preferred Units” means Units of the Company so denominated having the designations, rights, preferences, powers, restrictions, and limitations set forth in this Agreement.
“Series B Preferred Units” means Units of the Company so denominated having the designations, rights, preferences, powers, restrictions, and limitations set forth in this Agreement.
“Series C Preferred Units” means Units of the Company so denominated having the designations, rights, preferences, powers, restrictions, and limitations set forth in this Agreement.

“Series D Issuance” has the meaning set forth in the Recitals.
“Series D Preferred Units” means Units of the Company so denominated having the designations, rights, preferences, powers, restrictions, and limitations set forth in this Agreement.
“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.
“Stated Value” means, with respect to each Preferred Unit, the stated value of the corresponding share of Preferred Stock issued by the Corporation as set forth in the applicable Certificate of Designation.
“Stock Exchange” means Nasdaq Capital Market.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, (c) in any case, such Person controls the management thereof, or (d) such business entity is a variable interest entity of that Person. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.
“Target Balance” means, with respect to any Member as of the close of any period for which allocations are made under Article V, the amount such Member would receive (or be required to contribute) in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation (i) a sale of the assets of the Company at prices equal to their then Book Values and (ii) the Distribution of the net proceeds from such sale to the Members pursuant to Section 14.02(c) (treating any unvested Units as fully vested), after payment of all actual Company indebtedness and any other liabilities related to the Company's assets (limited in the case of nonrecourse liabilities to the Book Value of the collateral securing or otherwise available to satisfy such liabilities).
“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of December 3, 2021, by and among the Corporation and the Company, on the one hand, and the other parties thereto, on the other hand (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as amended from time to time.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.
“Third A&R LLC Agreement” has the meaning set forth in Section 4.01(b)(iv).
“Trading Day” means, as of a particular time of determination, a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is then listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transaction Agreement” has the meaning set forth in the Recitals.
“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement, including, but not limited to Common Units and Preferred Units; provided, however, that any class or group of Units issued, including the Common Units and Preferred Units, shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.
“Unpaid Preferred Unit Value” means, with respect to each Preferred Unit at any time of determination, the excess of (a) the Preferred Unit Value with respect to such Preferred Unit, over (b) the cumulative Distributions made with respect to such Preferred Unit pursuant to Section 4.01(a)(i).
“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under an Equity Plan that are not Vested Corporate Shares.
“Upstairs Warrants” has the meaning set forth in Section 3.04(c).
“VWAP” means with respect to shares of Class A Common Stock, the daily per share volume-weighted average price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.
“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.
“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).
“Voting Securities” of any Person means the capital stock or other Equity Securities of such Person normally entitled to vote in the election of directors or comparable governing body of such Person.
“Warrant Agreement” means that certain Amended and Restated Warrant agreement between the Corporation and the Company, dated as of December 3, 2021, pursuant to which, among other things, the Company issued Warrants to the Corporation.
“Warrants” means warrants to purchase Common Units.
ARTICLE II.
ORGANIZATIONAL MATTERS

Section 2.01    Formation of Company. The Company was formed in Delaware on May 20, 2021, pursuant to the provisions of the Delaware Act.
Section 2.02    Second Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the A&R LLC Agreement in its entirety as expressly contemplated herein and otherwise continuing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03    Name. The name of the Company is “P3 Health Group, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members in a reasonable period of time following such change. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.
Section 2.04    Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.
Section 2.05    Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.
Section 2.06    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.
Section 2.07    No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Section 2.08    Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE III.
MEMBERS; UNITS; CAPITALIZATION

Section 3.01    Members.
(a)In connection with the transactions contemplated by the Transaction Agreement, the Corporation was admitted as a Member as described in Section 3.03.
(b)The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”) and shall maintain records of (x) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their respective Units and (y) the Fair Market Value of any property other than cash contributed by the Members with respect to their respective Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject). The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it and the related above-referenced records shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.
(c)No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 or in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.
Section 3.02    Units.
(a)Limited liability company interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof.
(i)    The Units will be comprised of five classes: Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, and Common Units.
(ii)    As of the Effective Date, the Corporation owns the following Preferred Units that correspond to the Preferred Stock: (A) 650,000 Series A Preferred Units, (B) 555,000 Series B Preferred Units, (C) 2,335,000 Series C Preferred Units, and (D) 1,100,000 Series D Preferred Units.
(b)Subject to Section 3.04, the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided, that as long as there are any Members (other than the Corporation and its Subsidiaries) (x) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and Distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (y) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, other property with a Fair Market Value in an aggregate amount, or liability relief in an aggregate amount equal to the aggregate Distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units. The Company may reissue any Common Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.
(c)Subject to Sections 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.10.
Section 3.03    The Corporation’s Admission as a Member; the Merger; the Unit Redemption.
(a)[RESERVED].
(b)Notwithstanding anything to the contrary: (i) the Corporation shall be admitted as a Member with respect to all Common Units it holds from time to time; (ii) each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a); (iii) the Company shall be treated as a continuation of P3 for U.S. federal and applicable state income tax purposes and, as such, shall use P3’s employer identification number (“EIN”) (and, for the avoidance of doubt, shall not obtain a new EIN); (iv) for U.S. federal and applicable state tax purposes, the Corporation shall be treated as having acquired the number of Common Units from the Former P3 Members set forth on Schedule 3.03(b) (for the avoidance of doubt, including any Common Units acquired in exchange for cash that consists of the Incentive Holdback Amount (as defined in the Transaction Agreement) based on the distribution of the Incentive Holdback Amount to the Former P3 Members pursuant to Section 2.01(b) of the Transaction Agreement) in exchange for (A) the cash consideration paid in the Merger pursuant to a taxable exchange and (B) the Class A Common Stock and cash consideration paid in the Blocker Mergers pursuant to a reorganization described in Section 368(a) of the Code; (v) for U.S. federal and applicable state tax purposes, the issuance of Common Units in exchange for P3 Units pursuant to the Merger and any reallocation of Common Units pursuant to the Escrow Agreement shall be treated as a non-taxable recapitalization of equity interests in the Company; (vi) the distribution procedures described in the Escrow Agreement shall be treated for U.S. federal and applicable state tax purposes in accordance with Section 3(e) of the Escrow Agreement and (vii) the transactions described in this Section 3.03(b) resulted in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

(c)Pursuant to the Merger and the Payment Spreadsheet referenced in the Transaction Agreement, certain Former P3 Members received Common Units which are subject to time-vesting restrictions, as set forth on Schedule 3.03(c) attached hereto.
Section 3.04    Authorization and Issuance of Additional Units and Warrants.
(a)Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including, without limitation, an issuance, redemption, cancellation, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Class A Common Stock and/or the Class V Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), and the number of outstanding shares of Class V Common Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company); provided that, in each of the foregoing cases of clauses (A) and (C), the issuance of Class A Common Stock in connection with the Vesting Date, conversion, exercise or exchange, as applicable, of such Unvested Corporate Shares, preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.04. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class A Common Stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class V Common Stock in a transaction not contemplated in this Agreement, the Manager, and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned by the Members (other than the Corporation and its Subsidiaries), directly or indirectly, will equal on a one-for-one basis the number of outstanding shares of Class V Common Stock. Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall not undertake any subdivision (by any Common Unit stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class V Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class V Common Stock or Common Units respectively, to maintain at all times (y) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock, or (z) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class V Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class V Common Stock, in each case as contemplated by the first sentence of this Section 3.04(a).
(b)Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including, without limitation, an issuance, redemption, cancellation, reclassification, distribution, division or recapitalization, with respect to the Preferred Units and the Preferred Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number and class of Preferred Units owned by the Corporation, directly or indirectly, and the number and class of outstanding shares of Preferred Stock, disregarding, for purposes of maintaining the one-to-one ratio, (A) treasury stock or (B) preferred stock or other debt or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Preferred Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company); provided that, in the case of clause (B), the issuance of Preferred Stock in connection with the conversion, exercise or exchange, as applicable, of such preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.04. If the Corporation makes a PIK Dividend with respect to any class of Preferred Stock, the Company shall issue a number of Preferred Units of the corresponding class equal to the number of shares of Preferred Stock issued in the PIK Dividend. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall not undertake any subdivision (by any Preferred Unit split, Preferred Unit Distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Preferred Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Preferred Units or Preferred Stock, as applicable, that is not accompanied by an identical subdivision or combination of Preferred Stock or Preferred Units, respectively, to maintain at all times a one-to-one ratio between the number of Preferred Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Preferred Stock unless such action is necessary to maintain at all times a one-to-one ratio between the number and class of Preferred Units owned, directly or indirectly, by the Corporation and the number and class of outstanding shares of Preferred Stock as contemplated by the first sentence of this Section 3.04(b).
(c)Excluding warrants, options or similar instruments governed by Section 3.10 (the “Excluded Instruments”), the exercise of which shall be governed by such Section 3.10 and not this Section 3.04(c), in the event any holder of a warrant to purchase shares of Class A Common

Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Corporation shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by the Corporation, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of Common Units issued by the Company to the Corporation pursuant to the Warrant Agreement. Upon the valid exercise of a Warrant by the Corporation in accordance with the Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to the Corporation the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Corporation.
(d)The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units, to establish other classes or series of Units or other Equity Securities in the Company, or admission of additional Members under this Section 3.04, in each case without the requirement of any consent or acknowledgement of any other Member.
Section 3.05    Repurchase or Redemption of Shares of Corporate Stock.
(a)Except as otherwise determined by the Manager, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses or tax liability of the Corporation related to such redemptions, including as may result from amounts added to the redemption price of the Common Units pursuant to this parenthetical) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided, if the Corporation uses funds received from distributions from the Company with respect to Common Units or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any such repurchase or redemption if such repurchase or redemption would violate any applicable Law.
(b)Except as otherwise determined by the Manager, if at any time, any shares of Preferred Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Preferred Stock, to redeem a corresponding number and class of Preferred Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Preferred Stock being repurchased or redeemed by the Corporation (plus any expenses or tax liability of the Corporation related to such redemptions, including as may result from amounts added to the redemption price of the Preferred Units pursuant to this parenthetical) and upon such other terms as are the same for the shares of Preferred Stock being repurchased or redeemed by the Corporation; provided, if the Corporation uses funds received from distributions from the Company with respect to Preferred Units or the net proceeds from an issuance of Preferred Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number and class of Preferred Units held (directly or indirectly) by the Corporation for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any such repurchase or redemption if such repurchase or redemption would violate any applicable Law.
Section 3.06    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.
(a)Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.
(b)If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
(c)To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 3.08    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
Section 3.09    Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
Section 3.10    Corporate Stock Option Plans and Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating an Equity Plan or from issuing shares of Class A Common Stock pursuant to any such plans. The Corporation may implement such Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock, or the issuance of Unvested Corporate Shares), whether taken with respect to or by an employee or other service provider of the Corporation, the Company or its Subsidiaries, in a manner determined by the Corporation, in accordance with the initial implementation guidelines attached to this Agreement as Exhibit C, which may be amended by the Corporation from time to time (subject to the immediately succeeding sentence). The Corporation may amend this Agreement (including Exhibit C) as reasonably necessary or advisable, as determined by the Corporation in good faith, in connection with, and solely for purposes of effecting, the adoption, implementation, modification or termination of an Equity Plan. In the event of such an amendment by the Corporation, the Company will provide notice of such amendment to the Members. The Company is expressly authorized to issue Units (i) in accordance with the terms of any such Equity Plan, or (ii) in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such Equity Plan, without any further act, approval or vote of any Member or any other Persons.
Section 3.11    Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plans. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.
ORGANIZATIONAL MATTERS

Section 4.01    Distributions.
(a)Distributable Cash; Other Distributions. Subject to Section 4.01(b) (with respect to Tax Distributions) and Section 14.02 (with respect to liquidating Distributions), to the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01(a) shall be made to the Members as follows:
(i)    First, to the Members holding Preferred Units as of the close of business on such record date on a pro rata basis in accordance with the relative Unpaid Preferred Unit Value with respect to each Preferred Unit, until the Unpaid Preferred Unit Value with respect to each Preferred Unit has been reduced to zero; and
(ii)     Thereafter, to the Members holding Common Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest of such Common Units (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(iv)) as of the close of business on such record date.
Notwithstanding the foregoing, upon the occurrence of a Liquidity Event (as defined in the applicable Certificate of Designation), the Company shall use all of its funds legally available for Distribution to make a Distribution in accordance with Section 4.01(a)(i) in an amount sufficient to allow the Corporation to comply with its dividend obligations with respect to the Preferred Stock as set forth in the applicable Certificate of Designation. Notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(a) Tax Distributions.
(i)    With respect to each Taxable Year, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year.
(ii)    To the extent a Member holding Common Units otherwise would be entitled to receive less than its Percentage Interest of Common Units of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) [other than any distributions made pursuant to Section 4.01(b)(iv)) with respect such Member’s Assumed Tax Liability attributable to Common Units on any given date, the Tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 4.01(b) with respect to such Member’s Assumed Tax Liability attributable to Common Units are made pro rata in accordance with the Members’ respective Percentage Interests of Common Units. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 4.01(b) shall be made to the Members pro rata in accordance with the full amount of Tax Distributions to which the Members are otherwise entitled to the extent of available funds, and the Company shall make future Tax Distributions as soon as sufficient funds become available to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.
(iii)    In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall; provided, however, that the foregoing limitation shall not apply to any shortfall with respect to any Assumed Tax Liability attributable to Preferred Units.
(iv)    Notwithstanding the foregoing and anything to the contrary in this Agreement, a final accounting for distributions under Section 4.1(a) of that certain Third Amended and Restated Operating Agreement of P3, dated April 16, 2020 (the “Third A&R LLC Agreement”) in respect of the taxable income of P3 through the end of the day on which the Effective Time occurs shall be made by the Company following the Effective Time and, based on such final accounting, the Company shall make a distribution to the Former P3 Members (or in the case of any Former P3 Member that no longer exists, the successor of such Former P3 Member) in accordance with Section 4.1(a) of the Third A&R LLC Agreement (as if the Third A&R LLC Agreement was still in effect) to the extent of any shortfall in the amount of distributions the Former P3 Members received prior to the Effective Time under Section 4.1(a) of the Third A&R LLC Agreement with respect to taxable income of the Company through the end of the day on which the Effective Time occurs that will be allocated to the Former P3 Members (determined pursuant to an interim closing of the books under Section 706 of the Code and the Treasury Regulations thereunder). For the avoidance of doubt, the amount of distributions to be made pursuant to this Section 4.01(b)(iv) shall be calculated pursuant to the methodology set forth in Section 4.1(a) of the Third A&R LLC Agreement (as if the Third A&R LLC Agreement was still in effect).
ARTICLE V.
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01    Capital Accounts.
(a)The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property; provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).
(b)For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i)    the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.
(ii)    if the Book Value of any property of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;
(iii)    items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;
(iv)    items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and
(v)    to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
Section 5.02    Allocations. Except as otherwise provided in Section 5.03, Net Profits and Net Losses for any Taxable Year or Fiscal Period shall be allocated among the Capital Accounts of the Members in a manner so as to cause their Capital Account balances (determined after crediting to each Member's Capital Account any amount the Member is obligated to restore under this Agreement or deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) to equal, as nearly as possible, their Target Balances.
Section 5.03    Regulatory Allocations.
(a)Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided for in Section 5.03(b), if there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).
(b)Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests of Common Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.
(c)If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, after all other allocations pursuant to Sections 5.02 and 5.03 have been tentatively made as if this Section 5.03(c) were not in this Agreement, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)If the allocation of Net Losses (or items of Losses) to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests of Common Units, subject to this Section 5.03(d).
(e)Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).
(f)The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements pursuant to Treasury Regulations Section 1.704-2(f)(4). If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04    Tax Allocations.
(a)The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).
(c)If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).
(d)Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).
(e)For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method permitted under applicable Law, including without limitation the “additional method” described in Treasury Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units; provided, further, that with respect to any of the Company’s “excess nonrecourse liabilities” that arise after the Effective Time, the Manager shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the Manager determines in its sole discretion made in good faith that such allocation would reasonably be expected to have a material adverse impact on the Corporation (for this purpose, any such allocation that results in the Corporation having a lower tax basis in its interests in the Company but that does not otherwise cause the Corporation to have taxable income in the applicable Taxable Year in excess of the taxable income it otherwise would have been expected to have in such Taxable Year (including as a result of an actual or deemed distribution made to the Corporation in such Taxable Year) utilizing a different permissible allocation of “excess nonrecourse liabilities” shall not be considered a material adverse impact).

(f)If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
(g)In the event any Common Units issued pursuant to Section 3.10(c) are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.
(h)Allocations pursuant to this Section 5.04 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.
Section 5.05    Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.05. To the extent there are any amounts outstanding with respect to the Redeemed Units that are the subject of a Redemption or Direct Exchange as of the Redemption Date, the Redeeming Member shall fully satisfy its indemnification obligation under this Section 5.05 on the Redemption Date, immediately prior to the Redemption or Direct Exchange and in no event shall the Corporation have any liability with respect to any liability underlying such Redeeming Member’s indemnification obligation under this Section 5.05 that is outstanding on or prior to the date of such Redemption or Direct Exchange. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.05 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.05 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested by the Company in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for all purposes of this Agreement, unless otherwise reimbursed by such Member under this Section 5.05.
ARTICLE VI.
MANAGEMENT

Section 6.01    Authority of Manager; Officer Delegation.
(a)Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.
(b)Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c)Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.
Section 6.02    Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.
Section 6.03    Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members; provided, however, that any such resignation shall be subject to the appointment of a new Manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members (subject to the appointment of a new Manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager. Notwithstanding anything to the contrary herein, no replacement of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation, its successor or assign (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor or assign, as applicable) as the Manager shall be effective unless the Corporation (or its successor or assign, as applicable) and the new Manager (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Corporation to comply with all of the Corporation’s obligations under this Agreement (in its capacity as a Member) and (b) the new Manager to comply with all of the Manager’s obligations under this Agreement.
Section 6.04    Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.
Section 6.05    Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are (i) on terms comparable to and competitive with those available to the Company from others dealing at arm’s length, (ii) approved by the Members (other than the Manager) holding a majority of the Percentage Interests of the Members (other than the Manager) or (iii) approved by the Disinterested Majority, and in each case, otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager or its Affiliates (other than the

Company and its Subsidiaries), on the one hand, and the Former P3 Members, any of their Affiliates, the Company or its Subsidiaries, on the other hand, entered into on or prior to the date of this Agreement in connection with the transactions contemplated by the Transaction Agreement and the Blocker Agreement, including, but not limited to, the Warrant Agreement and the Tax Receivable Agreement.
Section 6.06    Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is publicly traded and, therefore, the Manager has access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including, without limitation, all fees, expenses and costs associated with the Manager being a public company (including, without limitation, public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any subsequent public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such subsequent public offering, after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. The Manager also shall be deemed to have contributed an amount equal to the Corporation Transaction Costs to the Company in exchange for newly issued Common Units. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Manager or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement.
Section 6.07    Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons, which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08    Limitation of Liability of Manager.
(a)Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, directors, employees or other agents (collectively “Manager’s Representatives”) shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or a Manager’s Representative’s intentional misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or any Manager’s Representative contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.
(b)To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.
(c)In connection with the performance of its duties as the Manager of the Company, except as otherwise set forth herein, the Manager acknowledges that, solely in its capacity as Manager, it will owe to the Company and the Members the same fiduciary duties as it would owe to a Delaware corporation and the stockholders of such corporation if it were a member of the board of directors of such corporation and the Members were stockholders of such corporation.
(d)The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.
Section 6.09    Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII.
RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER
Section 7.01    Limitation of Liability and Duties of Members.
(a)Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
(b)In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Articles IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c)To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any Agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by applicable law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02    Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on it by Law and this Agreement.
Section 7.03    No Right of Partition. No Member, other than the Manager (if the Manager is also a Member), shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.
Section 7.04    Indemnification.
(a)Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as the Manager or a director, officer, employee or other agent of the Manager, the Partnership Representative, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities or losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in any other agreements with the Company; provided, further, that no Officer shall be entitled to indemnification hereunder for any expenses, liabilities or losses suffered that are attributable to such Officer’s breach of its fiduciary duties to the extent that such Officer, if an officer of a corporation, would not be entitled to indemnification therefor under the laws of the State of Delaware. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(b)The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.
(c)The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.
(d)The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a Governmental Entity of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.
(e)If this Section 7.04 or any portion hereof shall be invalidated on any ground by any Governmental Entity of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS
Section 8.01    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error or common law fraud.
Section 8.02    Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.
Section 8.03    No Inspection Rights. Notwithstanding Section 18-305 of the Delaware Act, to the fullest extent permitted by applicable Law, no Member shall be entitled to any information, inspection or access rights that such Member would otherwise be entitled to receive pursuant to Section 18-305 of the Delaware Act.

ARTICLE IX.
TAX MATTERS

Section 9.01    Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use reasonable efforts (taking into account applicable extensions of time to file tax returns) to furnish, within ninety (90) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state and local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including, without limitation, the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.
Section 9.02    Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for the Taxable Year that includes the Effective Time and each subsequent Taxable Year, and the Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for such Taxable Years. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.
Section 9.03    Tax Controversies.
(a)The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect to any Taxable Year beginning on or before December 31, 2017. The Manager shall further cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company beginning after December 31, 2017, and if the “partnership representative” is an entity, the Corporation is hereby authorized to designate an individual to be the sole individual through which such entity “partnership representative” will act (in such capacities, including in similar capacities under analogous provisions of state or local Law, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Time to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulations Section

301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required by the Code and Treasury Regulations (and analogous provisions of state or local Law) for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative.
(b)Notwithstanding anything to the contrary, with respect to any matter that would reasonably be expected to result in any Tax liability for any taxable period (or portion thereof) that ends on or before the date on which the Effective Time occurs (“Pre-Closing Tax Period”) for which any Former P3 Member could be responsible, without the prior written consent of the Recipients’ Representative (as defined in the Transaction Agreement), not to be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Company or any of its subsidiaries with respect to any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Company or any of its Subsidiaries that would have retroactive effect with respect to a Pre-Closing Tax Period or (iii) settle or compromise any Tax proceeding relating to the Company or any of its subsidiaries with respect to a Pre-Closing Tax Period.
(c)The provisions of this Section 9.03 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company, and shall be subject to the provisions of the Tax Receivable Agreement, as applicable.
ARTICLE X.
RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS
Section 10.01    Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities of the Corporation.
Section 10.02    Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI or a redemption or repurchase authorized by Article III or (B) a Transfer by a Member to the Corporation or any of its Subsidiaries, (ii) a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), the Permitted Transferees of the Units so Transferred shall at the time of the Permitted Transfer agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. If a Permitted Transfer pursuant to clause (ii) of the immediately preceding sentence would result in a Change of Control, such Member must provide the Manager with written notice of such proposed Permitted Transfer at least sixty (60) calendar days prior to the consummation of such Permitted Transfer. In the case of a Permitted Transfer of any Common Units by any Member holding Class V Common Stock to a Permitted Transferee in accordance with this Section 10.02, such Member shall also transfer a number of shares of Class V Common Stock equal to the number of Common Units that were transferred by such Member in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).
Section 10.03    Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF P3 HEALTH GROUP, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND P3 HEALTH GROUP, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS

SHALL BE FURNISHED BY P3 HEALTH GROUP, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.
Section 10.04    Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the Transferring Member was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.
Section 10.05    Assignee’s Rights.
(a)The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.
(b)Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).
Section 10.06    Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Unit and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Unit or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Unit, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Unit for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.
Section 10.07    Overriding Provisions.
(a)Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable Law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.
(b)Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), but subject to Section 10.07(d), in no event shall any Member Transfer any Units to the extent such Transfer would:
(i)    result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii)    cause an assignment under the Investment Company Act;
(iii)    in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;
(iv)    be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);
(v)    be a Transfer to a Competitor;
(vi)    cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or
(vii)    result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).
(c)Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the

Code Transfer any Units (including, for the avoidance of doubt, in connection with a Redemption or a Direct Exchange), unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption or Direct Exchange, as applicable), either (i) written evidence that all required withholding under Section 1446(f) of the Code will have been completed and duly remitted to the applicable Governmental Entity or (ii) duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided, that the Company shall cooperate in the manner set forth in Section 11.06(a) with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).
(d)Notwithstanding anything contained herein to the contrary, in no event shall any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of any securities of the Corporation constitute a Transfer of Units or any other Equity Securities of the Company.
Section 10.08    Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.
Section 10.09    Certain Transactions with respect to the Corporation.
(a)In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class V Common Stock, pursuant to which such Units and such shares of Class V Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Redemption provisions of Article XI, mutatis mutandis (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class V Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class V Common Stock subject to such Redemption (other than the right to receive shares of Class A

Common Stock (or economically equivalent cash or Equity Securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption.
(b)In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class V Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation and its Subsidiaries) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation and its Subsidiaries) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class V Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall the Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a

Pubco Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).
(c)In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).
ARTICLE XI.
REDEMPTION AND DIRECT EXCHANGE RIGHTS
Section 11.01    Redemption Right of a Member.
(a)Each Member (other than the Corporation and its Subsidiaries), from and after the expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any Common Units that are subject to vesting conditions) in whole or in part (the “Redemption Right”); provided, that if such a Member elects to cause the Redemption of less than one hundred (100) Common Units, then such Member shall be required to deliver the Redemption Notice with respect to such Redemption during the first fifteen (15) Business Days of any calendar quarter. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):
(i)    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class V Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii)    the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and
(iii)    the Corporation shall cancel and retire for no consideration the shares of Class V Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y).
(b)The Corporation shall have the option (as determined solely by the Disinterested Majority) as provided in Section 11.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).
(c)In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the related Redemption Notice.
(d)In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:
(i)    any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;
(ii)    the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;
(iii)    the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;
(iv)    the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);
(v)    any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;
(vi)    there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;
(vii)    there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;
(viii)    the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or
(ix)    the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.
If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).
(e)The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.
(f)In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g)Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.
Section 11.02    Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Sections 11.01(d), subject to Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.
Section 11.03    Direct Exchange Right of the Corporation.
(a)Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by the Disinterested Majority) (subject to the limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.
(b)The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.
(c)Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:
(i)    the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class V Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;
(ii)    the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class V Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y); and
(iii)    the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.
Section 11.04    Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).
Section 11.05    Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Units following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.
Section 11.06    Tax Treatment.
(a)In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to the Manager or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to the Manager or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in proposed Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and the Manager or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant to this sentence and (ii) upon request and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), the Corporation shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1445 of the Code and Treasury Regulations.
(b)Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange of a Share Settlement or a Cash Settlement, as applicable, on the one hand, and the Redeemed Units, on the other hand, between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

ARTICLE XII.
ADMISSION OF MEMBERS

Section 12.01    Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.
Section 12.02    Additional Members. Subject to the provisions of Article X, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.
ARTICLE XIII.
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01    Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.
ARTICLE XIV.
ORGANIZATIONAL MATTERS

Section 14.01    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:
(a)the decision of the Manager together with the written approval of the Members holding a majority of the Units then outstanding to dissolve the Company (excluding for purposes of such calculation the Corporation and all Units held directly or indirectly by it);

(b)a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or
(c)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.
Section 14.02    Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:
(a)as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all expenses incurred in connection with the liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members; and third, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and
(c)following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).
The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03    Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.
Section 14.04    Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.
Section 14.05    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.
Section 14.06    Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV.
GENERAL PROVISIONS
Section 15.01    Power of Attorney.
(a)Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and
(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.
(b)The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.
Section 15.02    Confidentiality.
(a)Each of the Members (other than the Corporation) agrees to hold all Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” means all information concerning the Corporation, the Company and/or any of their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, the Company, any of its Subsidiaries or any of their respective representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the Company or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or

any other officer designated by the Manager; or (d) is or becomes independently developed by such Member or its respective representatives without use of or reference to any Confidential Information.
(b)Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).
(c)Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (y) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to disclose any Confidential Information. Notwithstanding anything to the contrary contained herein, each Member’s obligations under this Section 15.02 shall survive any Transfer of Units by such Member, such Member’s ceasing to be a member of the Company, any termination of this Agreement and/or the termination, dissolution, liquidation or winding up of the Company.
Section 15.03    Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the prior written consent of the Manager, together with the prior written consent of the holders of a majority of the Units then outstanding (excluding all Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:
(a)to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;
(b)to any of the terms and conditions of this Agreement, which terms and conditions expressly require the approval or action of certain Persons, may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and
(c)to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of such Member hereunder, (iii) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) materially and adversely affect the rights of any Member under Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.
Notwithstanding any of the foregoing, the Manager may make any amendment to this Agreement (x) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (y) to reflect any changes to the Class A Common Stock or Class V Common Stock or the issuance of any other capital stock of the Corporation.
Section 15.04    Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.
Section 15.05    Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.
To the Company:
P3 Health Group, LLC
2370 Corporate Circle, Suite 300
Henderson, Nevada 89074
Attention: Todd Smith
Email Address: todd.smith@p3hp.org
To the Corporation:
P3 Health Partners Inc.
2370 Corporate Circle, Suite 300

Henderson, Nevada 89074
Attention: Todd Smith
Email Address: todd.smith@p3hp.org
To the Members, as set forth on Schedule 2.
Section 15.06    Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Indemnified Persons under Section 7.04 (which is intended to be for the benefit of the Indemnified Persons and may be enforced by any Indemnified Person).
Section 15.07    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.
Section 15.08    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 15.09    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 15.10    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH

SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.
Section 15.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 15.12    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 15.13    Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 15.14    Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.
Section 15.15    Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and the Tax Receivable Agreement), and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the A&R LLC Agreement is superseded in its entirety by this Agreement as of the Effective Date and shall be of no further force or effect thereafter (other than any provisions of the A&R LLC Agreement that survive any amendment, restatement, modification or termination of the A&R LLC Agreement as contemplated by the A&R LLC Agreement).

Section 15.16    Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.
Section 15.17    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. Each of the parties hereto agrees that they have been represented by independent counsel of its own choice during the negotiation and execution of this Agreement and the parties hereto and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

`            P3 HEALTH GROUP, LLC

By: /s/ Aric Coffman
Name: Aric Coffman
Title: Chief Executive Officer

MANAGER:

P3 HEALTH PARTNERS INC.

By: /s/ Aric Coffman
Name: Aric Coffman
Title: Chief Executive Officer

MEMBERS:

CHICAGO PACIFIC FOUNDERS FUND, L.P.

By: Chicago Founder GP, L.P.,
its General Partner

By: Chicago Founder UGP, LLC,
its General Partner

By: /s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager

CHICAGO PACIFIC FOUNDERS GP, L.P.

By: Chicago Pacific Founders UGP, LLC,
its General Partner

By: /s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager

KAZARIAN 2020 IRREVOCABLE TRUST

By: /s/ Kim H. Kazarian
Name: Kim H. Kazarian
Title: Trustee

By: /s/ Greg Kazarian
Name: KGreg Kazarian
Title: Trustee